Date of Notification: November 3, 2004

        Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

                         SEPARATION AGREEMENT & RELEASE

         This is an Agreement between First National Bank of Chester County and its affiliates (the "Bank") and David W. Glarner (the "Employee").

         WHEREAS the Employee has been employed by the Bank as Executive Vice President, Business Banking Division;

         WHEREAS the Employee and the Bank mutually desire to amicably terminate Employee's employment with the Bank;

         WHEREAS the Employee and the Bank intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment with and separation from the Bank;

         NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, and intending to be legally bound hereby, the Employee and the Bank agree as follows:

1. Severance. Employee's last day in the office will be November 3, 2004 ("Separation Date"), and Employee shall be removed from active payroll on that day. In consideration, the Bank will pay Employee severance payments on the Bank's regular payroll intervals which, for purposes of this Separation Agreement only, shall be based upon an annual salary and benefits contributions (including medical, dental, bank paid group term life, supplemental retirement plan and 401(k)) in the total amount of $164,708, minus all payroll deductions required by law or authorized by the Employee until the earlier of November 2, 2005 or a violation of Paragraph 9 of this agreement.

2. Outplacement. Bank agrees to provide outplacement services which are provided by the Bank to promote its interest. Payment will be made by the Bank directly to the outplacement agency.

3. COBRA. The Bank agrees to reimburse Employee for payments made by Employee for COBRA benefits for twelve months after the Separation Date. The COBRA payment reimbursement made by the Bank shall be in an amount equal to the amount the Bank typically contributes toward the monthly healthcare premiums on behalf of any full-time employee for the same Plan and level of coverage currently provided to Employee. Employee agrees that Employee is responsible for payment for the balance of any premiums due for COBRA benefits during the twelve months following the Separation Date. If Employee accepts employment with another employer who provides similar coverage, on terms similar to those provided to Employee by the Bank during Employee's employment, Employee agrees to accept the insurance available through Employee's new employer and the obligation of the Bank to reimburse the employee for the COBRA payment will cease.

4. Bank-Paid Group Term Life Insurance. Bank agrees to transfer Employee's group term life insurance policy to an individual policy per the terms of the current group term life contract and will pay the employee's group term premium on the transferred policy until the Separation Date. Thereafter, Employee may elect to continue the term life insurance policy on an individual basis by paying the premium himself. The annual conversion amount of approximately $6,631 has been included in the severance total of $164,708. To obtain individual coverage, the employee must submit a completed insurance application and first premium payment to the insurance carrier within 31 days of the Separation Date or November 3, 2004.

              The Employee may also convert his voluntary life insurance to an individual policy and continue to pay the premium. The Employee will need to contact the insurance carrier to convert the policy.

5. Vacation. On or after the Separation Date, the Bank will pay Employee in one lump sum all accrued, but not yet taken, vacation time to which he is then entitled under the Bank's Vacation Policy at $64.70/hr. as of November 3, 2004. Employee shall not receive any other payments for vacations or holidays.

6. Car Allowance. The Employee's monthly car allowance of $700 per month will continue for twelve months from the Effective Date. This amount is in addition to the severance total of $164,708 referred to in Paragraph 1.

7. Stock Options. If requested, Bank will provide a short-term bridge loan to Employee, on terms acceptable to Bank, for the purpose of allowing him to exercise his rights to exercise stock options in which he is vested according to the terms of the current stock option program and Bank confirms that sufficient stock exists to enable Employee to exercise his stock options.

8. Retirement Plans. Employee understands that he will receive distributions to which he is entitled, at such times and in the manner provided, under the provisions of the First National Bank of Chester County Retirement Savings Plan and the First National Bank of Chester County Executive Officer Supplemental Benefit Retirement Plan ("SBRP") in accordance with the terms of those plans and applicable laws. With the exception of benefits in which he is vested, the Employee understands that after the Separation Date, he will no longer be eligible to participate in any of Bank's retirement and pension plans, including that he will no longer be able to make contributions to any of the Bank's retirement and pension plans, receive SBRP contributions from the Bank, defer his own pay into the SBRP, or receive any bonus payments that may be awarded to Bank employees. The amounts of $4,199 and $12,220 reflecting the respective 2004 values of your SBRP and 401(k) annual contribution made by the Bank on your behalf have been included in the severance total of $164,708.

9. Covenant Not to Compete or Solicit. Employee shall not, during the twelve months following the Separation Date, for himself, or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly engage in any banking business or provide any banking services or services offered by a bank to customers in Chester County. The Employee agrees that for a period of twelve (12) months after the Separation Date, he will not, without prior written approval from the President of the Bank, directly or indirectly solicit any person who is an employee of the Bank to terminate his/her relationship with the Bank.


10. Employee Representations. Employee hereby represents and acknowledges to the Bank that:

              (a) HE HAS BEEN ADVISED, IN WRITING, TO READ THIS ENTIRE AGREEMENT CAREFULLY, AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT;

              (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended ("ADEA") prior to signing this Agreement;

              (c) he has been advised, in writing, that he has a full seven (7) days after he signs this Agreement to revoke it, and that this Agreement will not become effective until the seven (7) day revocation period has run and he has notified the Bank, in writing, that he has elected not to revoke this Agreement;

              (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement;

              (e) he understands and agrees that he will receive separation pay and benefits specified above in exchange for signing this Agreement, and that he would not have received such separation pay and benefits if he had not signed this Agreement;

              (f) he has disclosed to the Bank any information in his possession concerning any conduct involving the Bank or its affiliates that may be unlawful or violates Bank Policy in any respect;

              (g) he does not suffer from nor have knowledge of any work-related injury or illness suffered during or exacerbated by his employment with the Bank and that he has an earning capacity that is not limited by any work-related injury or illness; and

              (h) he has not filed any charges, claims or lawsuits against the Bank involving any aspect of his employment which have not been terminated as of the date of this Agreement.

              Employee understands that the Bank regards the representations made by him as material and that the Bank is relying on these representations in entering into this Agreement.

11. Effective Date of the Agreement. Employee shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA. Such revocation shall be in writing addressed and delivered to the Bank official executing this Agreement on behalf of the Bank which action shall revoke this Agreement. If Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If Employee does not revoke his consent, the Agreement will take effect on the day after the end of this seven day revocation period (the "Effective Date").

12. General Release. The Employee and his heirs, assigns, and agents release, waive, and discharge the Bank Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

              (a) The foregoing release includes, but is not limited to, any and all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which the Employee may have or claim to have against the Bank or the other Released Parties including, without limitation, claims arising out of or in any way connected to Employee's employment or termination of employment with the Bank. By this Agreement, the Employee knowingly and voluntarily waives any claims under any and all laws which provide legal restrictions on Bank's right to terminate Employee's employment or affect the terms and conditions of Employee's employment, including claims under any federal, state, or other governmental statute, regulation, ordinance or other provision, including, without limitation, claims arising under: (1) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) the Pennsylvania Human Relations Act; (4) the Age Discrimination in Employment Act; (5) the Older Workers Benefit Protection Act; (6) the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"); (7) the Family and Medical Leave Act; (8) Section 1981 through 1988 of Title 42 U.S.C.; (9) any other federal, state or local law, regulation, ordinance or other provision of a similar nature to any of the foregoing; or (10) any other provision providing for relief by the Employee against Bank or the other Released Parties, as well as any amendments to the foregoing statutes, regulations, ordinances or other provisions. The Employee also waives any common law claims against the Bank and the other Released Parties, any claim for personal injury, wrongful discharge, negligence, infliction of emotional distress, wrongful hiring or retention, breach of contract, violation of public policy, whistleblower claims, retaliation or any form of tort, and any and all claims for counsel fees and costs attendant thereto.

              (b) The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Bank he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date. The Employee also understands that he is not waiving any rights or claims that cannot be legally waived.
              Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.

              (c) The Employee further agrees never to sue the Bank or cause the Bank to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Bank or causing the Bank to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Bank, including reasonable attorneys' fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

              (d) Released Parties are the Bank, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

13. Breach by Employee. The Bank's obligations to the Employee after the Effective Date are contingent on

              Employee's obligations under this Agreement. Should the Bank have knowledge that Employee has committed a material breach of this Agreement, the Bank shall first notify Employee in writing of the Bank's reason(s) for its belief. The Bank shall give Employee thirty (30) days to cure any alleged material breach. Any uncured material breach of this Agreement by the Employee will result in the immediate cancellation of the Bank's obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

14. Confidential Information. The Employee acknowledges that, in connection with his employment at the Bank, he obtained knowledge about confidential and proprietary information of the Bank, including but not limited to privileged and confidential matters relating to the Bank's legal matters, lists of customers, technical information about Bank products, and strategic plans of the Bank's business (hereinafter the "Information"). Employee agrees not to use, publish or otherwise disclose any Information to others, including but not limited to a subsequent employer or competitor of the Bank, either prior to or following the Effective Date. If the Employee has any question regarding what data or information would be considered by the Bank to be information subject to this provision, the Employee agrees to contact the President of the Bank in writing for clarification.

15. Future Employment. The Bank is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future. Employee agrees never to seek employment with the Bank or any of its affiliated companies. Notwithstanding the foregoing, the Bank and Employee may enter into an employment or other agreement for services by employee, which agreement shall not be a breach of this Separation Agreement.

16. Return of Bank Property. The Employee agrees that he has returned all property of the bank, including, but not limited to, his cell phone, his Bank-owned credit card, all Bank files, all keys including those to Bank-owned real estate and property. The Employee further agrees that as of the Effective Date, he will have no outstanding balance on his corporate credit card for which appropriate accounting has not been submitted.

17. Confidentiality. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse, the Employee's legal or financial advisor, or U.S. governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall immediately notify the Bank and shall give the Bank an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

18. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. Except as otherwise provided herein, this Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Bank.

19. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

20. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the Commonwealth of Pennsylvania.

21. Successors and Assigns. This Agreement shall extend to, be binding upon, and inure to the benefit of the Bank, Employee and their respective successors, heirs, and assigns.

22. Counterparts. This Agreement may be executed by counterpart, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

23. Notices/Requests. Any notice or request under this Agreement shall be in writing, and sent to the other party via Federal Express or U.S. Postal Service certified mail with return receipt, addressed as follows:



                  (a) If to Employee:

                           David W. Glarner
                           1341 Pennsridge Place
                           Downingtown, PA  19335
                           610-873-7612
                           (Employee to fill in preferred contact information)

                  (b) If to Employer:

                           Kevin C. Quinn, President
                           First National Bank of Chester County
                           9 North High Street
                           P. O. Box 523 West Chester, PA 19381

                           with a copy to:

                           William J. Gallagher, Esquire
                           MacElree Harvey, Ltd.
                           17 West Miner Street - P. O. Box 660
                           West Chester, PA 19381-0660
                           Phone:  (610) 436-0100
                           Fax:  (610) 430-7885



        I acknowledge that I understand the above agreement, which includes the release of all claims. I understand that I am waiving unknown claims and I am doing so knowingly and voluntarily, without any coercion or duress.

EMPLOYEE                                             FIRST NATIONAL BANK
                                                     OF CHESTER COUNTY

/s/ David W. Glarner                                 By: /s/Kevin C. Quinn
----------------------                                  ------------------------
David W. Glarner                                     Kevin C. Quinn


Date: _________________________                      Date: _____________________